Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of August 11, 2011 (the “Effective Date”), by and between BOSTON THERAPEUTICS, INC., a Delaware corporation (the “Company”) and Ken Tassey (the “Executive”).

WHEREAS, the Company has employed the Executive as President and Chief Operating Officer, and now desires to memorialize the terms of the employment relationship between the Company and the Executive; and

WHEREAS, the Executive is willing to accept his continued employment on the terms hereinafter set forth in this agreement (this “Agreement”);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

1. Term of Employment.  Subject to and upon the terms and conditions set forth in this agreement, the Executive shall be employed by the Company for an initial period  and ending on December 31, 2012; provided, however, that such period shall be automatically extended for an additional one (1) year period and for an additional year on the last day of each succeeding year thereafter unless the Company or the Executive notifies the other in writing not less than 90 days prior to such termination or anniversary date of its intention not to so extend the Agreement.  The initial period together with any subsequent one-year extension(s), if applicable, shall be referred to hereinafter as the “Employment Term.”

2. Position.

(a) The Company hereby confirms the engagement of the Executive as President and Chief Operating Officer of the Company for the Employment Term, and the Executive accepts such employment on the terms and conditions set forth in this Agreement.  During the Employment Term, the Executive shall perform such duties and exercise such authority as are commensurate with the duties and authority of a President and Chief Operating Officer and such other reasonable duties as shall be determined from time to time by the Chairman of the Company’s board of directors (the “Chairman”) in his discretion.

(b) During the Employment Term, the Executive shall devote all of his business time and best efforts to the performance of his duties for the Company, except as otherwise permitted herein.  The Executive shall act in accordance with the Company’s general policies and procedures applicable to other senior executives consistent with this Agreement and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Chairman.

3. Compensation.  During the Employment Term, the Company initially shall pay the Executive a salary (the “Salary”) at an annual rate of $36,000.  Salary shall be payable in regular installments in accordance with the Company’s usual payroll practices.  Salary shall be subject to periodic review and may be increased (but not decreased) from time to time by the Chairman in consultation with the board of directors of the Company. In addition to the Salary, the Company may pay Executive a discretionary bonus at such time or times and in such amounts as the Chairman in consultation with the Board of Directors of the Company may determine.

4. Employee Benefits.  During the Employment Term, the Executive shall be provided with benefits on the same basis as employee benefits are generally made available to other senior executives of the Company, including for example, health, life and disability insurance and participation in any non-discretionary executive bonus or similar plans, if any.   Nothing in this Agreement shall prevent the Company from amending, terminating or otherwise restructuring the employee benefit plans and arrangements made available to the senior executives of the Company.  The Executive shall be provided with three (3) weeks paid vacation per year and any additional paid days off to which he may be entitled under the Company’s personnel policies.

5. Business Expenses.  During the Employment Term, reasonable business expenses incurred by the Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies.

6. Termination.  Notwithstanding any other provision of this Agreement:

(a) For Cause by the Company.  The Employment Term and the Executive’s employment hereunder may be terminated by the Company for “Cause.”  For purposes of this Agreement, “Cause” shall mean (i) gross neglect of duties, (ii) material dishonesty, fraud, misappropriation or intentional damage to the Company monetarily or otherwise, (iii) engagement in conduct which is demonstrably and materially injurious to the Company, or that materially harms the reputation or financial position of the Company, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the belief that such conduct was in the best interests of the Company; (iv) indictment or conviction of, or pleading guilty or no contest to, a felony, (v) conviction of or pleading guilty to a lesser crime or offense involving Company property, (vi) breach of fiduciary duties to the Company which may reasonably be expected to have a material adverse effect on the Company; (vii) obstructing or impeding, or failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity; (viii) violation of any nondisclosure, nonsolicitation, non-hire, or noncompete agreement or policy applicable to Executive which violation may reasonably be expected to have a material adverse effect on the Company or its reputation; (ix) violation of any policy of the Company that is generally applicable to all employees or officers of the Company including, but not limited to, policies concerning insider trading, workplace violence, discrimination, or sexual harassment, or the Company’s code of conduct, that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company or its reputation; (x) gross misconduct or misconduct which is repeated after written notice in connection with the performance of his duties; or (xi) any other breach on the part of the Executive which would make continued employment materially prejudicial to the Company, which is repeated after 10 days written notice and 10 day opportunity to cure all as determined in good faith by the Board of Directors of the Company.  The notice required by the prior sentence shall indicate the Company’s intention to terminate the Executive pursuant to this Section 6(a).  If the Executive is terminated for Cause, he shall be entitled to receive his Salary through the date of termination.

(b) Disability or Death.  The Employment Term and the Executive’s employment hereunder shall terminate upon his death and the Company may terminate the Executive if he becomes physically or mentally incapacitated and is therefore unable for a period of 45 consecutive working days or 75 working days in a six (6) month period to perform his duties (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of the Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company.  Such qualified independent physician shall be selected by the Executive and the Company within 30 days of the date that the Company has given the Executive written notice of its intent to terminate the Executive due to his Disability.  Such qualified independent physician shall make a written determination as to the Executive’s Disability within 30 days of his selection.  Notwithstanding the foregoing, if the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician within 45 days of the date that the Company had given the Executive written notice of its intent to terminate the Executive due to his Disability and those two physicians shall select a third who shall make such determination in writing within 30 days of his selection.  The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive or his estate (as the case may be) shall be entitled to receive (i) any accrued but unpaid Salary through the end of the month in which such termination occurs and (ii) any unpaid non-discretionary bonus for the year prior to the year in which the termination occurs together with such severance as the Executive would have received had this Agreement been terminated by the Executive pursuant to Section 6(d)(ii) below.

(c) Termination by the Company Without Cause.  The Employment Term and the Executive’s employment hereunder may be terminated by the Company without “Cause” (other than by reason of Disability) upon Notice of Termination (as defined in Section 6(g) hereof) to the Executive.  In that event, the Executive shall be entitled to receive (A) any accrued but unpaid Salary through the date of such termination, and (B) any accrued but unpaid non-discretionary bonus through the end of the calendar year prior to the calendar year in which such termination occurs.  In addition, if the Executive’s employment is terminated without Cause by the Company during the Employment Term, the Executive shall receive severance in an amount equal to 50% of his annual Salary as in effect as of such termination date.  Such severance shall be paid in a single lump sum.

(d) Termination by the Executive or Non-Renewal.  The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for any reason upon Notice of Termination (as defined in Section 6(g) below) to the Company.

In the event the Executive terminates his employment with the Company, the Company shall pay to the Executive (A) any accrued but unpaid Salary through the date of such termination, and (B) any unpaid non-discretionary bonus for the calendar year prior to the calendar year in which the termination occurs.  Such payment(s) shall be made to the Executive within fourteen (14) days after the termination date.

(e) Upon the Executive’s termination pursuant to any of Sections 6(a) - (d), the Executive (or his estate, as the case may be) shall have no further rights, other than those set forth in whichever is applicable of Section 6(a), (b), (c) or (d) to any compensation or any other benefits under this Agreement.  All other benefits, if any, due the Executive following the Executive’s termination of employment pursuant to any of Sections 6(a) - (d) shall be determined in accordance with the plans, policies and practices of the Company.

(f) Notwithstanding any other provision of this Agreement, the payments required to be made under this Section 6 (or the acceleration of benefits described in Section 7) shall be made only if the Executive executes a release of claims in the form attached hereto as Exhibit I to this Agreement, or such similar form as the Company may determine, and such release or form, as applicable, has become effective.

(g) Notice of Termination.  Any purported termination of the Executive’s employment hereunder by the Executive or the Company shall be communicated by written Notice of Termination to the Company or the Executive, as applicable, in accordance with Section 11(g) hereof 20 days prior to the effective date of such termination (the “Termination Date”); provided, however, that a Notice of Termination provided to the Executive by the Company may provide that such termination shall be (i) effective immediately upon delivery of such Notice of Termination or (ii) at such other time as may be provided in such written Notice of Termination.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific section of this Agreement under which the Executive’s employment is being terminated.  Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of the Notice of Termination and ending on the Termination Date, if such a time period shall exist, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services as determined by the Chairman as may be necessary and appropriate to effectuate a smooth transition to the Executive’s successor, if any.  Notwithstanding the foregoing provisions of this Section 6(g), the Company may suspend the Executive from performing his duties under this Agreement following the delivery by the Company of the Notice of Termination providing for the Executive’s termination of employment.

(h) Mitigation/Offset.  Following the termination of his employment under any of the above clauses of this Section 6, the Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee or as a consultant.

7. Change of Control.

(a) For purposes of this Agreement, the term “Change of Control” means: (i) the closing of the sale of all or substantially all of the Company’s assets as an entirety to any person or related group of persons; (ii) the merger or consolidation of the Company with or into another corporation or the merger or consolidation of another corporation with or into the Company, in either case with the effect that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than a majority in interest of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (iii) the closing of a transaction pursuant to which beneficial ownership of more than 50% of the Company’s outstanding Common Stock (assuming the issuance of Common Stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire Common Stock) is transferred to a single person or entity, or a “group” (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions.

(b) If Executive is terminated without Cause within 120 days after a Change of Control, then he shall be entitled to the severance benefit described in Section 6(c).

8. Non-Solicitation.

The Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliates and accordingly agrees as follows:

(a) During the Employment Term and for a period of eighteen (18) months thereafter (the “Restricted Period”), the Executive will not, directly or indirectly, solicit or encourage any employee of the Company to leave the employment of the Company.

(b) During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage any consultant under contract with the Company to cease to work with the Company.

9. Non-Competition/Confidentiality.

(a) The Executive hereby agrees that he will comply with the Company’s general policies regarding confidentiality.  Without in any way limiting the foregoing sentence, the Executive further agrees that he will not, at any time during or after the Employment Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment.  For purposes of this Agreement, a “trade or business secret, process, method or means, or any other confidential information” shall mean and include written information treated as confidential or as a trade secret by the Company.  The Executive’s obligation under this Section 9 shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of the Executive; (iii) is known to the Executive prior to his receipt of such information from the Company, as evidenced by written records of the Executive or (iv) is hereafter disclosed to the Executive by a third party not under an obligation of confidence to the Company.  The Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any such confidential information.  The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company.  Except as specifically authorized by the Board upon termination of his employment hereunder, the Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents (whether or not electronically or digitally produced) or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him.

(b) During the Restricted Period, the Executive will not directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, (i) engage in any business for the Executive’s own account that materially competes with the business of the Company, (ii) enter the employ of, or render any services to, any person engaged in any business that materially competes with the business of the Company, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that materially competes with the business of the Company, directly or indirectly, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company and customers or suppliers of the Company.  For purposes of this Section 9, the Company shall be construed to include the Company and its majority owned subsidiaries, if any. Notwithstanding the foregoing, nothing in this Section 9 shall be construed to prevent the Executive from owning, as an investment, not more than 1% of a class of equity securities issued by any entity which is publicly traded and registered under the Securities and Exchange Act of 1934.

(c) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in Sections 8 and 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10. Specific Performance.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 of this Agreement would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Miscellaneous.

(a) Governing Law and Dispute Resolution.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  Any dispute or controversy arising under or in connection with this Agreement, or any breach thereof, shall be resolved and settled exclusively by arbitration, conducted by a single arbitrator sitting in Boston, Massachusetts in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) pertaining to expedited procedures.  The Company shall bear the cost of the reasonable attorney’s fees and expenses of the Executive connected with the negotiation and enforcement of this Agreement; provided, however, that fees and expenses pertaining to the enforcement of this Agreement shall be limited to $5,000 in the event that an arbitrator renders a decision in favor of the Company and adverse to the Executive.

(b) Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment.  This Agreement shall not be assignable by the Executive.  This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company.  Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company.

(f) Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company’s and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(g) Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

To the Company:

Attention: CEO

To Executive:

Ken Tassey
[Address]

(h) Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Counterparts.  This Agreement may be signed in two (2) counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/Ken Tassey
Ken Tassey

Boston Therapeutics, Inc.

By:	/David Platt
Title:	CEO

EXHIBIT I

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by and between Ken Tassey (the “Executive”) and Boston Therapeutics, Inc. (the “Company”) effective as of __________, 201_.

In consideration of the promises set forth in the employment agreement between the Executive and the Company, dated as of July 1, 2011, as it may have been amended as of the effective date hereof (the “Employment Agreement”), as well as any promises set forth in this Agreement, the Executive and the Company agree as follows:

(1)	Employment Agreement Entitlement.

The Company will provide the Executive with the post-termination payments and benefits to which he is entitled pursuant to the Employment Agreement.

(2)	Return of Property.

All Company files, access keys, desk keys, ID badges and credit cards, and such other property of the Company as the Company may reasonably request, in the Executive’s possession must be returned promptly following the date of the Executive’s termination from the Company (the “Termination Date”).

(3)	Reasonable Assistance.

For a period of one year following the Termination Date, the Executive shall be available subject to reasonable request by the Company to assist the Company in the defense of any claim or litigation matter or other matter which relates to, or arose in connection with, the Executive’s performance of his duties pursuant to the Employment Agreement; provided that such cooperation shall not unreasonably interfere with the Executive’s employment.  The Company will reimburse the Executive for all his reasonable and necessary out-of-pocket expenses incurred by him in rendering the cooperation required under this Section 3 upon receipt by the Company of reasonable substantiation or documentation thereof, such expenses to be paid within 30 days after the Executive’s submission of such costs.  To the extent such cooperation requires the Executive to travel, all travel shall be arranged by the Company in accordance with relevant Company policies.

(4)	General Release and Waiver of Claims.

Except as provided in the last sentence of this Section (4), the Executive hereby unconditionally and forever releases, discharges and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise, which the Executive may have against the Company arising at any time on or before the Termination Date, other than with respect to the obligations of the Company to the Executive under the Employment Agreement.  This release of claims extends to any and all claims of any nature whatsoever, other than with respect to the obligations of the Company to the Executive under the Employment Agreement, whether known, unknown or capable or incapable of being known as of the Termination Date of thereafter.  This Agreement is a release of all claims of any nature whatsoever by the Executive against the Company, other than with respect to the obligations of the Company to the Executive under the Employment Agreement and this Agreement, and includes, other than as herein provided herein, any and all claims, demands, causes of action, liabilities whether known or unknown including those caused by, arising from or related to the Executive’s employment relationship with the Company including, but without limitation and by way of example only, any and all alleged discrimination or acts of discrimination which occurred or may have occurred on or before the Termination Date based upon race, color, sex, creed, national origin, age, disability or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, but not limited to and by way of example only, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended (as further described in Section 5 below); the Americans with Disabilities Act; the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Law; the Massachusetts Payment of Wages Statute; Chapters 149 through 154 of the Massachusetts General Laws; claims under the Employee Retirement Income Security Act (“ERISA”) (except with respect to vested benefits); or any other federal, state or local laws or regulations regarding employment discrimination or termination of employment.  This also includes claims for wrongful discharge, fraud in the inducement of employment or continuation of employment or employment related misrepresentation or any other misrepresentation under any statute, rule, regulation or under the common law.  This also includes the release, discharge and waiver of any claim which the Executive may have against any shareholder, employee, director or officer of the Company arising at any time on or before the Termination Date in respect of any matter described above, which is related in any way to the Executive’s employment with the Company or the termination of such employment.  The Executive expressly agrees and understands that this release and waiver of claims is a GENERAL RELEASE, and that any reference to specific claims arising out of or in connection with his employment is not intended to limit the release and waiver of claims.

The Executive agrees and understands and knowingly agrees to this release because it is his intent in executing this Agreement to forever discharge the Company from any and all present, future, foreseen or unforeseen causes of action except for the obligations of the Company set forth in the Employment Agreement and this Agreement.

This release shall not, however, have any effect with respect to any vested right the Executive or his beneficiaries may have regarding any employee benefit plan subject to regulation by ERISA in which the Executive is or was a participant.

(5)	Release and Waiver of Claims Under the Age Discrimination in Employment Act.

The Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this Agreement encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that the Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits, and benefit plans.  The Executive wishes to waive any and all claims under the ADEA that he may have, as of the Termination Date, against the Company, its shareholders, employees, or successors and hereby waives such claims.  The Executive further understands that by signing this Agreement he is in fact waiving, releasing and forever giving up any claim under the ADEA that may have existed on or prior to the Termination Date.  The Executive acknowledges that the Company has informed him that he has at his option, twenty-one (21) days in which to sign the waiver of this claim under ADEA, and he does hereby knowingly and voluntarily waive said twenty-one (21) day period.  The Executive also understands that he has seven (7) days following the Termination Date within which to revoke the release contained in this section by providing a written notice of his revocation of the release and waiver contained in this section to the Company.  The Executive further understands that this right to revoke the release contained in this section relates only to this section and does not act as a revocation of any other term of this Agreement.

(6)	Proceedings.

The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to the Executive under Sections 6 and 7 of the Employment Agreement (each individually, a “Proceeding”), and agrees not to voluntarily participate in any Proceeding.  The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(7)	Remedies.

In the event the Executive initiates or voluntarily participates in any Proceeding, or if he fails to abide by any of the terms of this Agreement, or if he revokes the ADEA release contained in Section 5 of this Agreement within the seven-day period provided under Section 5, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein.  The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Sections 4, and 5 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

(8)	Severability Clause.

In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire agreement, will be inoperative.

(9)	Non-Admission.

Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company nor on the part of the Executive.

(10)	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed in that State; Any dispute or controversy arising under or in connection with this Agreement, or any breach thereof, shall be resolved and settled exclusively by arbitration, conducted by a single arbitrator sitting in Boston, Massachusetts in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) pertaining to expedited procedures.

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(11)	Notices.

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth immediately below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

To Company:	Boston Therapeutics, Inc. Attn:

To Executive:	Ken Tassey [ADDRESS]

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this AGREEMENT as of the date first set forth above.

Ken Tassey